Exhibit 99.5

On October 2, 2012, the Partnership, acquired all of the remaining Class A interests in Redbird Gas Storage LLC (“Redbird”) for $150.0 million in cash from Martin Underground Storage, Inc., a subsidiary of Martin Resource Management. Redbird was formed by the Partnership and Martin Resource Management in 2011 to invest in Cardinal Gas Storage Partners (“Cardinal”). Cardinal is a joint venture between Redbird and Energy Capital Partners (“ECP”) that is focused on the development, construction, operation and management of natural gas storage facilities across North America.

On October 2, 2012, the Partnership acquired from Cross Oil Refining & Marketing, Inc. (“Cross”), a wholly-owned subsidiary of Martin Resource Management, certain specialty lubricant product packaging assets (“Cross Packaging Assets”), for total consideration of $121.8 million in cash, including working capital of approximately $36.8 million at closing, subject to certain post-closing adjustments.

Financial information the three and nine months ended September 30, 2012 and 2011, respectively, has been updated to reflect the activities attributable to the Redbird Class A interests and the Cross Packaging Assets. The acquisitions of the Redbird Class A interests and the Cross Packaging Assets were considered a transfer of net assets between entities under common control. We are required to retrospectively update our historical financial statements to include the activities of the Redbird Class A interests and the Cross Packaging Assets as of the date of common control. The acquisitions of the Redbird Class A interests and the Cross Packaging Assets are recorded at amounts based on the historical carrying value of these assets at that date. Our historical financial statements for the three and nine months ended September 30, 2012 and 2011, respectively, have been retrospectively updated to reflect the effects on financial position, cash flows and results of operations attributable to the activities of the Redbird Class A interests and the Cross Packaging Assets as if we owned these assets for these periods.

This filing includes updates only to the portions of Item 1 and Item 2 of the September 30, 2012 Form 10-Q that specifically relate to the revisions associated with the acquisition of the Redbird Class A interests and the Cross Packaging Assets and does not otherwise modify or update any other disclosures set forth in the in the September 30, 2012 Form 10-Q.

Item 2.	Management's Discussion and Analysis of Financial Condition and Results of Operations

References in this quarterly report on Form 10-Q to “Martin Resource Management” refers to Martin Resource Management Corporation and its subsidiaries, unless the context otherwise requires. You should read the following discussion of our financial condition and results of operations in conjunction with the consolidated and condensed financial statements and the notes thereto included elsewhere in this quarterly report.

Forward-Looking Statements

This quarterly report on Form 10-Q includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements included in this quarterly report that are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto), including, without limitation, the information set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations, are forward-looking statements. These statements can be identified by the use of forward-looking terminology including “forecast,” “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue”, or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other “forward-looking” information. We and our representatives may from time to time make other oral or written statements that are also forward-looking statements.

These forward-looking statements are made based upon management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under “Item 1A. Risk Factors” of our Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2012, and in this report.

Overview

We are a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. Our four primary business lines include:

•	Terminalling and storage services for petroleum and by-products;

•	Natural gas services;

•	Sulfur and sulfur-based products gathering, processing, marketing, manufacturing and distribution; and

•	Marine transportation services for petroleum products and by-products.

The petroleum products and by-products we collect, transport, store and market are produced primarily by major and independent oil and gas companies who often turn to third parties, such as us, for the transportation and disposition of these products. In addition to these major and independent oil and gas companies, our primary customers include independent refiners, large chemical companies, fertilizer manufacturers and other wholesale purchasers of these products. We operate primarily in the Gulf Coast region of the United States. This region is a major hub for petroleum refining, natural gas gathering and processing and support services for the exploration and production industry.

We were formed in 2002 by Martin Resource Management, a privately-held company whose initial predecessor was incorporated in 1951 as a supplier of products and services to drilling rig contractors. Since then, Martin Resource Management has expanded its operations through acquisitions and internal expansion initiatives as its management identified and capitalized on the needs of producers and purchasers of hydrocarbon products and by-products and other bulk liquids. Martin Resource Management owns an approximate 28.0% limited partnership interest in us. Furthermore, it owns and controls our general partner, which owns a 2.0% general partner interest in us and all of our incentive distribution rights.

Martin Resource Management has operated our business since 2002.  Martin Resource Management began operating our natural gas services business in the 1950s and our sulfur business in the 1960s. It began our marine transportation business in the late 1980s. It entered into our fertilizer and terminalling and storage businesses in the early 1990s. In recent years, Martin Resource Management has increased the size of our asset base through expansions and strategic acquisitions.

Recent Developments

We believe one of the rationales driving investment in master limited partnerships, including us, is the opportunity for distribution growth offered by the partnerships. Such distribution growth is a function of having access to liquidity in the financial markets used for incremental capital investment (development projects and acquisitions) to grow distributable cash flow. Growth opportunities can be constrained by a lack of liquidity or access to the financial markets.  During 2011 and thus far in 2012, the financial markets were available to us.  As such, we were able to issue equity in February 2011 and January 2012 for the purpose of reducing outstanding indebtedness under our credit facility.  Our credit facility is our primary source of liquidity and was refinanced in April 2011.  Additionally, we upsized our credit facility in April 2011, December 2011, and May 2012.

Conditions in our industry continue to be challenging in 2012.  For example:

•
Coupled with the general decline in drilling activity are the federal government's enhanced safety regulations and inspection requirements as it relates to deep-water drilling in the Gulf of Mexico.  These enhanced safety regulations and inspection requirements of the Bureau of Ocean Energy Management, Regulation, and Enforcement (BOEMRE) continue to provide uncertainty surrounding the requirements for and pace of issuance of permits on the Gulf of Mexico Outer Continental Shelf (OCS). Although permits began to be issued by the BOEMRE again during first quarter 2011, they have not been approved in a timely manner consistent with pre-BP/Macondo spill levels.

Despite the industry challenges we have faced, we are positioning ourselves for continued growth.  In particular:

•
We continue to adjust our business strategy to focus on maximizing our liquidity, maintaining a stable asset base, and improving the profitability of our assets by increasing their utilization while controlling costs.  Over the past year we have had access to the capital markets and have appropriate levels of liquidity and operating cash flows to adequately fund our growth.  Our goal over the next two years will be to increase growth capital expenditures primarily in our Terminalling and Storage and Sulfur Services segments.

•
We continue to evaluate opportunities to enter into interest rate and commodity hedging transactions.  We believe these transactions can beneficially remove risks associated with interest rate and commodity price volatility.

•
During this past year, we have experienced positive changing market dynamics in our Terminalling and Storage and Marine Transportation segments including activity associated with the rapidly developing basins such as the Eagle Ford shale in South Texas.

On July 31, 2012, we completed the sale of our East Texas and Northwest Louisiana natural gas gathering and processing assets owned by Prism Gas Systems I, L.P. (“Prism Gas”), our wholly-owned subsidiary, and other natural gas gathering and processing assets also owned by us to a subsidiary of CenterPoint Energy Inc. (NYSE: CNP) (“CenterPoint”). We received net cash proceeds from the sale of $273.3 million.  The asset sale includes our 50% operating interest in Waskom Gas Processing Company (“Waskom”).  A subsidiary of CenterPoint currently owns the other 50% percent interest.

Additionally, on September 18, 2012, we completed the sale of our interest in Matagorda Offshore Gathering System (“Matagorda”) and Panther Interstate Pipeline Energy LLC (“PIPE”) to a private investor group for $1.5 million.

Acquisition of Lubricant Packaging Assets. On October 2, 2012, we acquired from Cross Oil Refining & Marketing, Inc. ("Cross"), a wholly-owned subsidiary of Martin Resource Management certain specialty lubricant processing assets ("the Cross Packaging Assets"). The consideration consisted of $121.8 million in cash, including working capital of approximately $36.8 million, subject to certain post-closing adjustments. The purchase was funded by borrowings under our revolving credit facility.

Acquisition of Redbird Class A Interests. On October 2, 2012, we acquired from Martin Resource Management all of the remaining Class A interests in Redbird Gas Storage LLC ("Redbird") for $150.0 million in cash. Prior to the transaction, we owned a 10.7% Class A interest and a 100% Class B interest in Redbird. This transaction was also funded by borrowings under our revolving credit facility.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on the historical consolidated and condensed financial statements included elsewhere herein. We prepared these financial statements in conformity with generally accepted accounting principles. The preparation of these financial statements required us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We based our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Our results may differ from these estimates. Currently, we believe that our accounting policies do not require us to make estimates using assumptions about matters that are highly uncertain. Changes in these estimates could materially affect our financial position, results of operations or cash flows. Significant items that are subject to such estimates and assumptions include the amount of the allowance for doubtful accounts receivable and the determination of the fair value of our reporting units under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350 related to goodwill. A discussion of our significant accounting policies we have adopted and followed in the preparation of our consolidated financial statements is included within our Annual Report on Form 10-K for the year ended December 31, 2011, and there have been no material changes to these policies through September 30, 2012.

Our Relationship with Martin Resource Management

Martin Resource Management is engaged in the following principal business activities:

•	providing land transportation of various liquids using a fleet of trucks and road vehicles and road trailers;

•	distributing fuel oil, asphalt, sulfuric acid, marine fuel and other liquids;

•	providing marine bunkering and other shore-based marine services in Alabama, Louisiana, Mississippi and Texas;

•	operating a small crude oil gathering business in Stephens, Arkansas;

•	operating a lube oil processing facility in Smackover, Arkansas;

•	operating an underground NGL storage facility in Arcadia, Louisiana;

•	supplying employees and services for the operation of our business; and

•	operating, solely for our account, our asphalt facilities in Omaha, Nebraska, Port Neches, Texas and South Houston, Texas.

We are and will continue to be closely affiliated with Martin Resource Management as a result of the following relationships.

Ownership

Martin Resource Management owns an approximate 28.0% limited partnership interest and a 2% general partnership interest in us and all of our incentive distribution rights.

Management

Martin Resource Management directs our business operations through its ownership and control of our general partner. We benefit from our relationship with Martin Resource Management through access to a significant pool of management expertise and established relationships throughout the energy industry. We do not have employees. Martin Resource Management employees are responsible for conducting our business and operating our assets on our behalf.

Related Party Agreements

We are a party to an omnibus agreement with Martin Resource Management. The omnibus agreement requires us to reimburse Martin Resource Management for all direct expenses it incurs or payments it makes on our behalf or in connection with the operation of our business. We reimbursed Martin Resource Management for $39.3 million of direct costs and expenses for the three months ended September 30, 2012 compared to $41.2 million for the three months ended September 30, 2011. We reimbursed Martin Resource Management for $113.4 million of direct costs and expenses for the nine months ended September 30, 2012 compared to $105.8 million for the nine months ended September 30, 2011. There is no monetary limitation on the amount we are required to reimburse Martin Resource Management for direct expenses.

In addition to the direct expenses, under the omnibus agreement, we are required to reimburse Martin Resource Management for indirect general and administrative and corporate overhead expenses.   Effective October 1, 2011 through September 30, 2012, the Conflicts Committee of the board of directors of our general partner (the “Conflicts Committee”) approved an annual reimbursement amount for indirect expenses of $6.6 million.  We reimbursed Martin Resource Management for $1.6 and $1.0 million of indirect expenses for the three months ended September 30, 2012 and 2011, respectively.  We reimbursed Martin Resource Management for $4.9 and $3.1 million of indirect expenses for the nine months ended September 30, 2012 and 2011, respectively.  These indirect expenses covered the centralized corporate functions Martin Resource Management provides for us, such as accounting, treasury, clerical billing, information technology, administration of insurance, general office expenses and employee benefit plans and other general corporate overhead functions we share with Martin Resource Management retained businesses. The omnibus agreement also contains significant non-compete provisions and indemnity obligations. Martin Resource Management also licenses certain of its trademarks and trade names to us under the omnibus agreement.

In addition to the omnibus agreement, we and Martin Resource Management have entered into various other agreements including, but not limited to, a motor carrier agreement, terminal services agreements, marine transportation agreements and other agreements for the provision of various goods and services.  Pursuant to the terms of the omnibus agreement, we are prohibited from entering into certain material agreements with Martin Resource Management without the approval of the Conflicts Committee.

For a more comprehensive discussion concerning the omnibus agreement and the other agreements that we have entered into with Martin Resource Management, please refer to “Item 13. Certain Relationships and Related Transactions - Agreements” set forth in our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 5, 2012.

Commercial

We have been and anticipate that we will continue to be both a significant customer and supplier of products and services offered by Martin Resource Management. Our motor carrier agreement with Martin Resource Management provides us with access to Martin Resource Management's fleet of road vehicles and road trailers to provide land transportation in the areas served by Martin Resource Management. Our ability to utilize Martin Resource Management's land transportation operations is currently a key component of our integrated distribution network.

We also use the underground storage facilities owned by Martin Resource Management in our natural gas services operations. We lease an underground storage facility from Martin Resource Management in Arcadia, Louisiana with a storage capacity of 2.4 million barrels. Our use of this storage facility gives us greater flexibility in our operations by allowing us to store a sufficient supply of product during times of decreased demand for use when demand increases.

In the aggregate, our purchases of land transportation services, NGL storage services, sulfuric acid and lube oil product purchases and sulfur services payroll reimbursements from Martin Resource Management accounted for approximately 8% and 9% of our total cost of products sold during the three months ended September 30, 2012 and 2011, respectively and approximately 8% of our total cost of products sold for both the nine months ended September 30, 2012 and 2011. We also purchase marine fuel from Martin Resource Management, which we account for as an operating expense.

Correspondingly, Martin Resource Management is one of our significant customers. It primarily uses our terminalling, marine transportation and NGL distribution services for its operations. We provide terminalling and storage services under a terminal services agreement. We provide marine transportation services to Martin Resource Management under a charter agreement on a spot-contract basis at applicable market rates. Our sales to Martin Resource Management accounted for approximately 7% of our total revenues for both the three months ended September 30, 2012 and 2011.  Our sales to Martin Resource Management accounted for approximately 7% of our total revenues for both the nine months ended September 30, 2012 and 2011. We provide terminalling and storage and marine transportation services to Martin Energy Services LLC and Martin Energy Services LLC provides terminal services to us to handle lubricants, greases and drilling fluids.

For a more comprehensive discussion concerning the agreements that we have entered into with Martin Resource Management, please refer to “Item 13. Certain Relationships and Related Transactions - Agreements” set forth in our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 5, 2012.

Approval and Review of Related Party Transactions

If we contemplate entering into a transaction, other than a routine or in the ordinary course of business transaction, in which a related person will have a direct or indirect material interest, the proposed transaction is submitted for consideration to the board of directors of our general partner or to our management, as appropriate. If the board of directors is involved in the approval process, it determines whether to refer the matter to the Conflicts Committee, as constituted under our limited partnership agreement. Certain related party transactions are required to be submitted to the Conflicts Committee. If a matter is referred to the Conflicts Committee, it obtains information regarding the proposed transaction from management and determines whether to engage independent legal counsel or an independent financial advisor to advise the members of the committee regarding the transaction. If the Conflicts Committee retains such counsel or financial advisor, it considers such advice and, in the case of a financial advisor, such advisor's opinion as to whether the transaction is fair and reasonable to us and to our unitholders.

Results of Operations

The results of operations for the three and nine months ended September 30, 2012 and 2011 have been derived from our consolidated and condensed financial statements.

We evaluate segment performance on the basis of operating income, which is derived by subtracting cost of products sold, operating expenses, selling, general and administrative expenses, and depreciation and amortization expense from revenues.  The following table sets forth our operating revenues and operating income by segment for the three and nine months ended September 30, 2012 and 2011.  The results of operations for these interim periods during the year are not necessarily indicative of the results of operations which might be expected for the entire year.

The natural gas services segment information below excludes the discontinued operations of the Prism Assets for all periods. The Terminalling and Storage segment includes the operations of the Cross Packaging Assets for all periods.

	Operating Revenues	Revenues Intersegment Eliminations	Operating Revenues after Eliminations	Operating Income (loss)	Operating Income Intersegment Eliminations	Operating Income (loss) after Eliminations
	(In thousands)
Three Months Ended September 30, 2012
Terminalling and storage	$81,845	$(1,191)	$80,654	$7,513	$(655)	$6,858
Natural gas services	190,738	—	190,738	2,876	394	3,270
Sulfur services	60,596	—	60,596	6,114	1,159	7,273
Marine transportation	22,879	(777)	22,102	1,709	(898)	811
Indirect selling, general and administrative	—	—	—	(1,966)	—	(1,966)
Total	$356,058	$(1,968)	$354,090	$16,246	$—	$16,246

Three Months Ended September 30, 2011
Terminalling and storage	$71,601	$(1,174)	$70,427	$5,307	$(353)	$4,954
Natural gas services	159,748	—	159,748	1,793	371	2,164
Sulfur services	70,169	—	70,169	4,301	1,620	5,921
Marine transportation	22,411	(1,638)	20,773	742	(1,638)	(896)
Indirect selling, general and administrative	—	—	—	(2,967)	—	(2,967)
Total	$323,929	$(2,812)	$321,117	$9,176	$—	$9,176

Nine Months Ended September 30, 2012
Terminalling and storage	$246,219	$(3,542)	$242,677	$22,499	$(1,963)	$20,536
Natural gas services	527,666	—	527,666	5,302	1,155	6,457
Sulfur services	202,241	—	202,241	30,927	3,393	34,320
Marine transportation	65,912	(2,234)	63,678	3,247	(2,585)	662
Indirect selling, general and administrative	—	—	—	(6,733)	—	(6,733)
Total	$1,042,038	$(5,776)	$1,036,262	$55,242	$—	$55,242

Nine Months Ended September 30, 2011
Terminalling and storage	$210,192	$(3,220)	$206,972	$14,812	$(574)	$14,238
Natural gas services	423,953	—	423,953	4,779	819	5,598
Sulfur services	206,860	—	206,860	22,430	5,388	27,818
Marine transportation	63,201	(5,653)	57,548	490	(5,633)	(5,143)
Indirect selling, general and administrative	—	—	—	(6,547)	—	(6,547)
Total	$904,206	$(8,873)	$895,333	$35,964	$—	$35,964

Our results of operations are discussed on a comparative basis below.  There are certain items of income and expense which we do not allocate on a segment basis.  These items, including equity in earnings (loss) of unconsolidated entities, interest expense, and indirect selling, general and administrative expenses, are discussed after the comparative discussion of our results within each segment.

Three Months Ended September 30, 2012 Compared to the Three Months Ended September 30, 2011

Our total revenues before eliminations were $356.1 million for the three months ended September 30, 2012, compared to $323.9 million for the three months ended September 30, 2011, an increase of $32.2 million, or 10%. Our operating income before eliminations was $16.2 million for the three months ended September 30, 2012, compared to $9.2 million for the three months ended September 30, 2011, an increase of $7.0 million, or 76%.

The results of operations are described in greater detail on a segment basis below.

Terminalling and Storage Segment

The following table summarizes our results of operations in our terminalling and storage segment.

	Three Months Ended September 30,
	2012	2011
	(In thousands)
Revenues:
Services	$25,066	$20,555
Products	56,779	51,046
Total revenues	81,845	71,601

Cost of products sold	51,457	46,587
Operating expenses	15,612	13,592
Selling, general and administrative expenses	1,434	1,080
Depreciation and amortization	5,829	5,035
Operating income	$7,513	$5,307

Revenues.  Our terminalling and storage revenues increased $10.2 million, or 14%, for the three months ended September 30, 2012 compared to the three months ended September 30, 2011.  Service revenues had an increase of $4.5 million related to new terminalling assets commissioned in the second quarter of 2012 and fourth quarter of 2011. Product revenues increased $5.7 million for the three months ended September 30, 2012 compared to the three months ended September 30, 2011.  An increase of $2.6 million is related to product revenues associated with historical operations of the Cross Packaging Assets primarily as a result of increase in sales volumes of 9%, resulting in an impact on revenues of $2.5 million. The remaining increase in product revenues of $3.1 million is primarily related to a new trade agreement executed during the fourth quarter of 2011 with a customer operating out of our River Ridge location.
Cost of products sold.  Our cost of products increased $4.9 million, or 10%, for the three months ended September 30, 2012 compared to the three months ended September 30, 2011. Of this increase, $2.1 million relates to the historical operations of the Cross Packaging Assets. Cross packaging operations saw an increase in volumes of 9%, resulting in an impact on cost of products sold of $2.6 million and a decrease in prices of 2%, resulting in an impact on cost of products sold of $0.5 million. The remaining increase of $2.8 million is primarily related to a new trade agreement executed during the fourth quarter of 2011 with a customer operating out of our River Ridge location.
Operating Expenses. Operating expenses increased $2.0 million, or 15%, for the three months ended September 30, 2012 as compared to the three months ended September 30, 2011. Of this increase, $0.5 million is related to increased manufacturing expenses related to the historical operations of the Cross Packaging Assets. The remaining increase in operating expenses of $1.5 million is primarily due to having a full quarter of operations from new terminalling assets commissioned in the second quarter of 2012 and fourth quarter of 2011.
Selling, general and administrative expenses.  Selling, general, and administrative expenses increased $0.4 million for the three months ended September 30, 2012 compared to the three months ended September 30, 2011.  This increase is related to an increase of $0.3 million in compensation expense. The remaining increase of $0.1 is due to increased marketing expenses related to historical operations of the Cross Packaging Assets.
Depreciation and amortization.  Depreciation and amortization increased $0.8 million, or 16%, for the three months ended September 30, 2012 compared to the three months ended September 30, 2011 resulting from capital expenditures made during the past twelve months.
In summary, our terminalling and storage operating income increased $2.2 million, or 42%, for the three months ended September 30, 2012 compared to the three months ended September 30, 2011.

Natural Gas Services Segment

The following table summarizes our results of operations in our natural gas services segment.

	Three Months Ended September 30,
	2012	2011
	(In thousands)
Revenues	$190,738	$159,748
Cost of products sold	186,080	156,607
Operating expenses	847	762
Selling, general and administrative expenses	786	438
Depreciation and amortization	149	148
Operating income	$2,876	$1,793

NGLs Volumes (Bbls)	3,092	2,068

Revenues. Our natural gas services revenues increased $31.0 million, or 19% for the three months ended September 30, 2012, compared to the three months ended September 30, 2011.  NGL sales volumes for the three months of 2012 increased 50% compared to the same period of 2011, resulting in a positive impact on revenues of $62.4 million.  Our NGL average sales price per barrel for the three months ended September 30, 2012, decreased $15.60, or 20% compared to the same period of 2011, resulting in a decrease in revenue of $31.4 million.

Cost of products sold.   Our cost of products sold increased $29.5 million, or 19%, for the three months ended September 30, 2012, compared to the three months ended September 30, 2011.  The percentage increase in NGL cost of products sold was approximately the same as our percentage increase in NGL revenues, resulting in increased margins of 20% for the three months ended September 30, 2012, compared to the three months ended September 30, 2011.

Operating expenses.  Operating expenses remained consistent for the three months ended September 30, 2012, as compared to the three months ended September 30, 2011.

Selling, general and administrative expenses.  Selling, general and administrative expenses increased $0.3 million, or 79%, for the three months ended September 30, 2012, as compared to the three months ended September 30, 2011.  This is primarily due to an increase in the reserve of an uncollectible customer receivable of $0.1 million and increased compensation expense of $0.2 million.

Depreciation and amortization. Depreciation and amortization remained consistent for the three months ended September 30, 2012, as compared to the three months ended September 30, 2011.

In summary, our natural gas services operating income increased $1.1 million, or 60%, for the three months ended September 30, 2012, compared to the three months ended September 30, 2011.

Sulfur Services Segment

The following table summarizes our results of operations in our sulfur segment.

	Three Months Ended September 30,
	2012	2011
	(In thousands)
Revenues:
Services	$2,926	$2,850
Products	57,670	67,319
Total revenues	60,596	70,169

Cost of products sold	47,362	59,899
Operating expenses	4,357	4,930
Selling, general and administrative expenses	1,008	774
Depreciation and amortization	1,750	1,676
	6,119	2,890
Other operating income (loss)	(5)	1,411
Operating income	$6,114	$4,301

Sulfur (long tons)	225.6	310.2
Fertilizer (long tons)	61.2	54.2
Sulfur services volumes (long tons)	286.8	364.4

Revenues.  Our total sulfur services revenues decreased $9.6 million, or 14%, for the three months ended September 30, 2012, compared to the three months ended September 30, 2011. The decrease in products revenue was primarily a result of a 21% decline in volumes sold.

Cost of products sold.  Our cost of products sold decreased $12.5 million, or 21%, for the three months ended September 30, 2012, compared to the three months ended September 30, 2011.  The percentage decrease in sulfur services cost of products sold was higher than our percentage decrease in sulfur services revenues, resulting in an increase in our margin per ton of 77%.

Operating expenses.  Our operating expenses decreased $0.5 million, or 12%, for the three months ended September 30, 2012, compared to the three months ended September 30, 2011. This was primarily a result of decreased outside towing expenses.

Selling, general and administrative expenses.   Selling, general and administrative expenses increased $0.2 million, or 30%, for the three months ended September 30, 2012, compared to the three months ended September 30, 2011.  This increase is related to an increase of $0.1 million in overhead allocation expense and $0.1 million in compensation expense.

Depreciation and amortization.  Depreciation and amortization expense increased $0.1 million, or 4%, for the three months ended September 30, 2012, compared to the three months ended September 30, 2011.

Other operating income.  Other operating income decreased $1.4 million for the three months ended September 30, 2012, compared to the three months ended September 30, 2011.  This decrease relates to business interruption insurance recoveries from Hurricane Ike that were reimbursed in 2011.

In summary, our sulfur operating income increased $1.8 million, or 42%, for the three months ended September 30, 2012, compared to the three months ended September 30, 2011.

Marine Transportation Segment

The following table summarizes our results of operations in our marine transportation segment.

	Three Months Ended September 30,
	2012	2011
	(In thousands)
Revenues	$22,879	$22,411
Operating expenses	18,026	17,300
Selling, general and administrative expenses	580	1,306
Depreciation and amortization	2,564	3,372
	1,709	433
Other operating income	—	309
Operating income	$1,709	$742

Revenues.  Our marine transportation revenues increased $0.5 million, or 2%, for the three months ended September 30, 2012, compared to the three months ended September 30, 2011.  This increase was primarily a result of an increase in our offshore marine operations somewhat offset by a decrease in our inland marine operations.  Our offshore revenues increased $1.7 million, primarily due to increased utilization of the offshore fleet in 2012 of $1.1 million due to increased demand for our two offshore tows which operate in the spot market and an increase in ancillary charges of $0.6 million.  Our inland marine operations decreased $1.2 million, of which $1.3 million is attributed to decreased utilization of the inland fleet and $0.1 million in increased ancillary charges, primarily related to fuel.

Operating expenses.  Operating expenses increased $0.7 million, or 4%, for the three months ended September 30, 2012, compared to the three months ended September 30, 2011.  This increase in operating costs is primarily due to increases in fuel expense of $0.7 million, increased repairs and maintenance expense of $0.6 million, decreased outside towing expense of $0.3 million, and decreased barge cleaning and lease rental of $0.3 million.

Selling, general and administrative expenses.  Selling, general and administrative expenses decreased $0.7 million, or 56%, for the three months ended September 30, 2012, compared to the three months ended September 30, 2011.  This decrease was primarily related to a decrease in expense related to an uncollectible customer accounts receivable.

Depreciation and amortization.  Depreciation and amortization decreased $0.8 million, or 24%, for the three months ended September 30, 2012, compared to the three months ended September 30, 2011.  This decrease was primarily a result of a reduction in depreciation from disposal of equipment made in the last twelve months somewhat offset by capital expenditures made in the last twelve months.

In summary, our marine transportation operating income increased $1.0 million, or 130% for the three months ended September 30, 2012 compared to the three months ended September 30, 2011.

Nine Months Ended September 30, 2012 Compared to the Nine Months Ended September 30, 2011

Our total revenues before eliminations were $1,042.0 million for the nine months ended September 30, 2012 compared to $904.2 million for the nine months ended September 30, 2011, an increase of $137.8 million, or 15%. Our operating income before eliminations was $55.2 million for the nine months ended September 30, 2012 compared to $36.0 million for the nine months ended September 30, 2011, an increase of $19.2 million, or 53%.

The results of operations are described in greater detail on a segment basis below.

Terminalling and Storage Segment

The following table summarizes our results of operations in our terminalling and storage segment.

	Nine Months Ended September 30,
	2012	2011
	(In thousands)
Revenues:
Services	$68,649	$60,031
Products	177,570	150,161
Total revenues	246,219	210,192

Cost of products sold	158,601	137,212
Operating expenses	45,588	40,183
Selling, general and administrative expenses	3,898	2,688
Depreciation and amortization	16,028	14,720
	22,104	15,389
Other operating income (loss)	395	(577)
Operating income	$22,499	$14,812

Revenues.  Our terminalling and storage revenues increased $36.0 million, or 17%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011.  Of the increase in total revenues, $8.6 million is attributable to services revenue and $27.4 million pertains to product revenues. The increase in services revenue is primarily related to certain terminalling assets commissioned during the nine months of 2012 and the fourth quarter of 2011. An increase of $21.4 million is related to product revenues associated with historical operations of the Cross Packaging Assets primarily as a result of increase in sales volumes of 12%, resulting in an impact on revenues of $11.1 million, and an increase in sales prices of 9%, resulting in an impact on revenues of $10.3 million. Of the remaining increase in product revenues, $9.8 million was due to the conversion of a consigned product delivery agreement with one of our customers during December 2011. This increase was offset by decreased revenues of $3.8 million from reduced sales volumes.
Cost of products sold.  Our cost of products sold increased $21.4 million, or 16%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011.  Of this increase, $15.9 million relates to the historical operations of the Cross Packaging Assets. Cross packaging operations saw an increase in volumes of 12%, resulting in an impact on cost of products sold of $10.4 million and an increase in prices of 6%, resulting in an impact on cost of products sold of $5.5 million. The percentage increase of our sales price was greater than the percentage increase in our cost of product, resulting in increased margins for the nine months ending September 30, 2012 compared to the same period of 2011. Of the remaining increase, $9.1 million was primarily due to the conversion of a consigned product delivery agreement with one of our customers during December 2011. The increase was offset by a $3.4 million decrease in cost of sales from reduced sales volumes.
Operating expenses. Operating expenses increased $5.4 million, or 13%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011. Of this increase, $4.0 million was due primarily to increased operating expenses associated with certain terminalling assets commissioned during the nine months of 2012 and the fourth quarter of 2011. Of the remaining increase of $1.2 million, $1.0 million is related to increased manufacturing expenses and $0.2 million is related to increased product development expenses related to the historical operations of the Cross Packaging Assets.
Selling, general and administrative expenses.  Selling, general and administrative expenses increased $1.2 million, or 45%, for the nine months ended September 30, 2012, as compared to the nine months ended September 30, 2011.  An increase of $1.0 is due to increased marketing expenses related to historical operations of the Cross Packaging Assets. The remaining increase of $0.2 million is primarily due to increased compensation expense.
Depreciation and amortization.  Depreciation and amortization increased $1.3 million, or 9%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 as a result of capital expenditures made during the past twelve months.
Other operating income.   Other operating income of $0.4 million for the nine months ended September 30, 2012 consisted of the final indemnity payment related to the sale of our Mont Belvieu facility in 2009.  Other operating income for the nine months ended September 30, 2011 includes a loss of $0.7 million on the disposition of certain property, plant and equipment at our terminal located in Corpus Christi, Texas.  The disposition was executed to facilitate the construction of a new crude terminal adjacent to our existing facility.  The loss was offset primarily by business interruption insurance recoveries of $0.1 million received during the second quarter of 2011.
In summary, our terminalling and storage operating income increased $7.7 million, or 52%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011.
Natural Gas Services Segment

The following table summarizes our results of operations in our natural gas services segment.

	Nine Months Ended September 30,
	2012	2011
	(In thousands)
Revenues	$527,666	$423,953
Cost of products sold	517,083	414,981
Operating expenses	2,603	2,249
Selling, general and administrative expenses	2,242	1,509
Depreciation and amortization	436	435
Operating income	$5,302	$4,779

NGLs Volumes (Bbls)	7,825	5,444

Revenues. Our natural gas services revenues increased $103.7 million, or 24% for the nine months ended September 30, 2012, compared to the nine months ended September 30, 2011.  Natural gas services volumes for the nine months of 2012 increased 44% compared to the same period of 2011, positively impacting revenues $160.0 million.  Our NGL average sales price per barrel for the nine months ended September 30, 2012, decreased $10.44, or 13% compared to the same period of 2011, resulting in an offsetting decrease to revenues of $56.3 million.

Cost of products sold.   Our cost of products sold increased $102.1 million, or 25%, for the nine months ended September 30, 2012, compared to the nine months ended September 30, 2011.  The percentage increase in NGL cost of products sold was slightly higher than our percentage increase in NGL revenues, resulting in decreased margins of $0.30 per barrel.

Operating expenses.  Operating expenses increased $0.4 million, or 16%, for the nine months ended September 30, 2012, as compared to the nine months ended September 30, 2011.  This is primarily related to increased compensation expense of $0.1 million and increased pipeline maintenance expenses of $0.2 million.

Selling, general and administrative expenses.  Selling, general and administrative expenses increased $0.7 million, or 49%, for the nine months ended September 30, 2012, as compared to the nine months ended September 30, 2011.  This is primarily due to an increase in the reserve of an uncollectible customer receivable of $0.4 million, increased compensation expense of $0.1 million, and increased property tax expense of $0.1 million.

Depreciation and amortization. Depreciation and amortization remained consistent for the nine months ended September 30, 2012, as compared to the nine months ended September 30, 2011.

In summary, our natural gas services operating income increased $0.5 million, or 11%, for the nine months ended September 30, 2012, compared to the nine months ended September 30, 2011.

Sulfur Services Segment

The following table summarizes our results of operations in our sulfur services segment.

	Nine Months Ended September 30,
	2012	2011
	(In thousands)
Revenues:
Services	$8,777	$8,550
Products	193,464	198,310
Total revenues	202,241	206,860

Cost of products sold	149,853	164,414
Operating expenses	13,164	14,587
Selling, general and administrative expenses	2,945	2,517
Depreciation and amortization	5,325	4,998
	30,954	20,344
Other operating income (loss)	(27)	2,086
Operating income	$30,927	$22,430

Sulfur (long tons)	861.8	998.7
Fertilizer (long tons)	238.7	201.2
Sulfur services volumes (long tons)	1,100.5	1,199.9

Revenues.  Our total sulfur services revenues decreased $4.7 million, or 2%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011. The decrease in product revenue was primarily a result of an 8% decrease in our volumes sold, offset by a 6% increase in average sales price.

Cost of products sold.  Our cost of products sold decreased $14.5 million, or 9%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011.  The percentage decrease in sulfur services cost of products sold was higher than our percentage decrease in sulfur services revenues, resulting in an increase in our margin per ton of 40%.  This decrease is also related to a decline in the market price of our sulfur products.

Operating expenses.  Our operating expenses decreased $1.4 million, or 10%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011. This decrease was a result of decreased outside towing expenses of $1.4 million.

Selling, general and administrative expenses.  Selling, general and administrative expenses increased $0.4 million, or 17%, for the nine months ended September 30, 2012, compared to the nine months ended September 30, 2011.  This increase is related to an increase of $0.2 million in overhead allocation expense and $0.2 million in compensation expense.

Depreciation and amortization.  Depreciation and amortization expense increased $0.3 million, or 7%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011. This increase is a result of capital expenditures made during the past twelve months.

Other operating income.  Other operating income decreased $2.1 million for the nine months ended September 30, 2012, compared to the nine months ended September 30, 2011.  This decrease consists of a $1.4 million received for the termination of a rail services agreement and $0.7 million for business interruption insurance recoveries from Hurricane Ike both occurring in 2011.

In summary, our sulfur services operating income increased $8.5 million, or 38%, for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011.

Marine Transportation Segment

The following table summarizes our results of operations in our marine transportation segment.

	Nine Months Ended September 30,
	2012	2011
	(In thousands)
Revenues	$65,912	$63,201
Operating expenses	52,773	50,831
Selling, general and administrative expenses	1,366	2,213
Depreciation and amortization	8,526	9,976
	3,247	181
Other operating income	—	309
Operating income	$3,247	$490

Revenues.  Our marine transportation revenues increased $2.7 million, or 4%, for the nine months ended September 30, 2012, compared to the nine months ended September 30, 2011.  This increase was primarily a result of an increase in our offshore marine operations, offset by a decrease in our inland marine operations. Our offshore revenues increased $5.6 million primarily due to increased utilization of the offshore fleet in 2012 of $4.5 million due to increased demand for our two offshore tows which operate in the spot market and an increase in ancillary charges of $1.1 million. Our inland marine operations decreased $2.9 million, of which $3.2 million is attributed to decreased utilization of the inland fleet offset by $0.3 million in increased ancillary charges, primarily related to fuel.

Operating expenses.  Operating expenses increased $1.9 million, or 4%, for the nine months ended September 30, 2012, compared to the nine months ended September 30, 2011.  This increase in operating costs is primarily due to an increase in fuel expense of $1.9 million, increased compensation expense of $0.9 million, and increased assist tug expense of $0.3 million.  These increases were offset by a decrease in outside towing expense of $1.3 million.

Selling, general and administrative expenses.  Selling, general and administrative expenses decreased $0.8 million, or 38%, for the nine months ended September 30, 2012, compared to the nine months ended September 30, 2011.  This decrease was primarily related to a decrease in expense related to an uncollectible customer receivable.

Depreciation and amortization.  Depreciation and amortization decreased $1.5 million, or 15%, for the nine months ended September 30, 2012, compared to the nine months ended September 30, 2011.  This decrease was primarily a result of disposal of equipment made in the last twelve months offset by capital expenditures made in the last twelve months.

In summary, our marine transportation operating income increased $2.8 million for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011.

Equity in Earnings of Unconsolidated Entities

For the three and nine months ended September 30, 2012, equity in earnings (loss) of unconsolidated entities relates to our interests in Cardinal Gas Storage Partners ("Cardinal"), Caliber Gathering, LLC, and Pecos Valley Producer Services LLC.  For the three and nine months ended September 30, 2011, equity in earnings of unconsolidated entities relates to our unconsolidated interest in Cardinal.

Equity in earnings (loss) of unconsolidated entities $(0.7) million for the three months ended September 30, 2012 compared to $(1.4) million the three months ended September 30, 2011. This increase is the result of a new Cardinal well being put into service July 1, 2011 which did not become fully utilized until September 2011. Therefore, the three months ended September 30, 2012 includes three months of this fully utilized asset as compared to the same period in 2011 when the asset was only partially utilized.

Equity in earnings (loss) of unconsolidated entities was $0.8 million for the nine months ended September 30, 2012 compared to $(3.5) million for the nine months ended September 30, 2011.  Of the $0.8 million equity in earnings of Cardinal, $(1.4) million is attributable to Redbird's share of Cardinal's loss from operations. This loss was offset by a milestone distribution of $2.2 million received during the second quarter 2012. Of the $(1.4) million in equity in (loss) of Cardinal, $(0.7) million is due to a base gas liability adjustment in the second quarter 2012, $(0.5) million is due to a non-cash write off of certain project costs, and $(0.2) is attributable to Cardinal's loss from operations for the nine months ended September 30,

2012. The decrease in equity in loss from Cardinal operations for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011 is the result of a full nine months of operations in 2012 related to the Monroe acquisition as well as a new Cardinal well being put into service July 1, 2011 which did not become fully utilized until September 2011. Therefore, the nine months ended September 30, 2012 includes nine months of this fully utilized asset as compared to the same period in 2011 when the asset was only partially utilized.

Interest Expense

Our interest expense for all operations was $6.8 million for the three months ended September 30, 2012, compared to $5.0 million for the three months ended September 30, 2011, an increase of $1.8 million, or 36%.  This increase was primarily due to fees received related to the termination of all our interest rate swaps of $2.8 million during third quarter 2011.

Our interest expense for all operations was $23.3 million for the nine months ended September 30, 2012, compared to $18.9 million for the nine months ended September 30, 2011, an increase of $4.4 million, or 23%.  This increase was primarily due to fees received related to the termination of all our interest rate swaps of $2.8 million during third quarter 2011 and decreases in interest expense related to the difference between the fixed rate and the floating rate of interest on the interest rate swaps.

In conjunction with the redemption of our senior notes, we incurred a debt prepayment premium in the amount of $2.2 million for the nine months ended September 30, 2012.

Indirect Selling, General and Administrative Expenses

Martin Resource Management allocated to us a portion of its indirect selling, general and administrative expenses for services such as accounting, treasury, clerical billing, information technology, administration of insurance, engineering, general office expense and employee benefit plans and other general corporate overhead functions we share with Martin Resource Management retained businesses.  This allocation is based on the percentage of time spent by Martin Resource Management personnel that provide such centralized services.  Generally accepted accounting principles also permit other methods for allocation of these expenses, such as basing the allocation on the percentage of revenues contributed by a segment.  The allocation of these expenses between Martin Resource Management and us is subject to a number of judgments and estimates, regardless of the method used.  We can provide no assurances that our method of allocation, in the past or in the future, is or will be the most accurate or appropriate method of allocating these expenses.  Other methods could result in a higher allocation of selling, general and administrative expense to us, which would reduce our net income.

In addition to the direct expenses, under the omnibus agreement, we are required to reimburse Martin Resource Management for indirect general and administrative and corporate overhead expenses.   Effective October 1, 2011 through September 30, 2012, the Conflicts Committee of the board of directors of our general partner (the “Conflicts Committee”) approved an annual reimbursement amount for indirect expenses of $6.6 million.  We reimbursed Martin Resource Management for $1.6 and $1.0 million of indirect expenses for the three months ended September 30, 2012 and 2011, respectively.  We reimbursed Martin Resource Management $4.9 and $3.1 million of indirect expenses for the nine months ended September 30, 2012 and 2011, respectively.  The Conflicts Committee will review and approve future adjustments in the reimbursement amount for indirect expenses, if any, annually.

Indirect selling, general and administrative expenses were $1.6 million for the three months ended September 30, 2012 compared to $1.0 million for the three months ended September 30, 2011, an increase of $0.6 million, or 60% primarily due to an increase in allocated overhead expenses from Martin Resource Management.   Indirect selling, general and administrative expenses were $4.9 million for the nine months ended September 30, 2012 compared to $3.1 million for the nine months ended September 30, 2011, an increase of $1.8 million, or 58% primarily due to an increase in allocated overhead expenses from Martin Resource Management.

Liquidity and Capital Resources

General

Our primary sources of liquidity to meet operating expenses, pay distributions to our unitholders and fund capital expenditures are cash flows generated by our operations and access to debt and equity markets, both public and private.  During 2012 and 2011, we completed several transactions that have improved our liquidity position.  In July 2012, we completed the sale of certain gas gathering and processing assets for approximately $273.3 million.  In January 2012, we received net proceeds of $91.4 million from a public offering of common units.  In February 2011, we received net proceeds of $70.3 million from a public offering of common units.  Additionally, we made certain strategic amendments to our credit facility which provides for a maximum borrowing capacity of $400 million under our revolving credit facility.

As a result of these financing activities, discussed in further detail below, management believes that expenditures for our current capital projects will be funded with cash flows from operations, current cash balances and our current borrowing capacity under the expanded revolving credit facility. However, it may be necessary to raise additional funds to finance our future capital requirements.

Our ability to satisfy our working capital requirements, to fund planned capital expenditures and to satisfy our debt service obligations will also depend upon our future operating performance, which is subject to certain risks.  Please read “Item 1A. Risk Factors” of our Form 10-K for the year ended December 31, 2011, filed with the SEC on March 5, 2012, as well as our updated risk factors contained in “Item 1A. Risk Factors” set forth elsewhere herein, for a discussion of such risks.

Debt Financing Activities

On May 24, 2012, we redeemed $25.0 million of the Senior Notes from various holders using proceeds of our January 2012 follow-on equity offering, which in the interim were used to pay down amounts outstanding under our revolving credit facility.

On May 10, 2012, we increased the maximum amount of borrowings and letters of credit available under our revolving credit facility from $375.0 million to $400.0 million.

On December 5, 2011, we increased the maximum amount of borrowings and letters of credit available under our revolving credit facility from $350.0 million to $375.0 million.

On September 7, 2011, we amended our revolving credit facility to (1) increase the maximum amount of investments made in permitted joint ventures to $50.0 million, and (2) increase the maximum amount of investments made in Redbird and Cardinal to $120.0 million.

On April 15, 2011, we amended our credit facility to (i) increase the maximum amount of borrowings and letters of credit under the Credit Agreement from $275.0 million to $350.0 million, (ii) extend the maturity date of all amounts outstanding under the Credit Agreement from March 15, 2013 to April 15, 2016, (iii) decrease the applicable interest rate margin on committed revolver loans under the Credit Agreement as described in more detail below, (iv) adjust the financial covenants as described in more detail below, (v) increase the maximum allowable amount of additional outstanding indebtedness of the borrower and the Partnership and certain of its subsidiaries as described in more detail below, and (vi) adjust the commitment fee incurred on the unused portion of the loan facility as described in more detail below.

Equity Offerings

On January 25, 2012, we completed a public offering of 2,645,000 common units at a price of $36.15 per common unit, before the payment of underwriters' discounts, commissions and offering expenses (per unit value is in dollars, not thousands).  Total proceeds from the sale of the 2,645,000 common units, net of underwriters' discounts, commissions and offering expenses were $91.4 million.  Our general partner contributed $2.0 million in cash to us in conjunction with the issuance in order to maintain its 2% general partner interest in us.  On January 25, 2012, all of the net proceeds were used to reduce our outstanding indebtedness.

On February 9, 2011, we completed a public offering of 1,874,500 common units at a price of $39.35 per common unit, before the payment of underwriters' discounts, commissions and offering expenses (per unit value is in dollars, not thousands).  Total proceeds from the sale of the 1,874,500 common units, net of underwriters' discounts, commissions and offering expenses were $70.3 million.  Our general partner contributed $1.5 million in cash to us in conjunction with the issuance in order to maintain its 2% general partner interest in us.  On February 9, 2011, we made a $65.0 million payment to reduce the outstanding balance under our revolving credit facility.

Due to the foregoing, we believe that cash generated from operations and our borrowing capacity under our credit facility will be sufficient to meet our working capital requirements, anticipated maintenance capital expenditures and scheduled debt payments in 2013.

Finally, our ability to satisfy our working capital requirements, to fund planned capital expenditures and to satisfy our debt service obligations will depend upon our future operating performance, which is subject to certain risks.  Please read “Item

1A. Risk Factors” of our Form 10-K for the year ended December 31, 2011, filed with the SEC on March 5, 2012, as well as our updated risk factors contained in “Item 1A. Risk Factors” set forth elsewhere herein, for a discussion of such risks.

Cash Flows and Capital Expenditures

For the nine months ended September 30, 2012, cash decreased $0.2 million as a result of $7.3 million used in operating activities ($7.4 million used in continuing operating activities and $0.1 million provided by discontinued operating activities), $181.4 million provided by investing activities ($89.8 million used in continuing investing activities and $271.2 million provided by discontinued investing activities) and $174.3 million used in financing activities. For the nine months ended September 30, 2011, cash decreased $11.1 million as a result of $60.7 million provided by operating activities ($48.5 million from continuing operating activities and $12.2 million provided by discontinued operating activities), $169.0 million used in investing activities ($160.7 million used in continuing investing activities and $8.3 million used in discontinued investing activities), and $97.2 million provided by financing activities.

For the nine months ended September 30, 2012, our cash flows used in continuing investing activities of $89.8 million consisted of capital expenditures, payments for plant turnaround costs, return of investments from unconsolidated entities, contributions to unconsolidated entities, milestone distributions from ECP, proceeds from the sale of equity method investment, and proceeds from the sale of property, plant, and equipment.  For the nine months ended September 30, 2012, our cash flows provided by discontinued investing activities of $271.2 million consisted of proceeds from the sale of the Prism Assets, capital expenditures, return of investments from unconsolidated entities and contributions to unconsolidated entities.  For the nine months ended September 30, 2011, our cash flows used in continuing investing activities of $160.7 million consisted of capital expenditures, acquisitions, payments for turnaround costs, investments in unconsolidated subsidiaries, return of investments from unconsolidated entities and contributions to unconsolidated entities.  For the nine months ended September 30, 2011, our cash flows used in discontinued investing activities of $8.3 million consisted of capital expenditures, return of investments from unconsolidated entities and contributions to unconsolidated entities.

Generally, our capital expenditure requirements have consisted, and we expect that our capital requirements will continue to consist, of:

•	maintenance capital expenditures, which are capital expenditures made to replace assets to maintain our existing operations and to extend the useful lives of our assets; and

•
expansion capital expenditures, which are capital expenditures made to grow our business, to expand and upgrade our existing terminalling, marine transportation, storage and manufacturing facilities, and to construct new terminalling facilities, plants, storage facilities and new marine transportation assets.

For the nine months ended September 30, 2012 and 2011, our capital expenditures for property and equipment in continuing investing activities were $71.6 million and $51.7 million, respectively.  For the nine months ended September 30, 2012 and 2011, our capital expenditures for property and equipment in discontinued investing activities were $1.1 million and $0.9 million, respectively.

As to each period:

•
For the nine months ended September 30, 2012, we spent $68.0 million for expansion capital expenditures and $3.6 million for maintenance capital expenditures related to continuing operations. Our expansion capital expenditures were made in connection with construction projects associated with our terminalling and sulfur services segments. Our maintenance capital expenditures were primarily made in our sulfur services segment for routine improvements on the facilities as well as marine transportation segment dry dockings of our vessels pursuant to the United States Coast Guard requirements.  For the nine months ended September 30, 2012, we spent $0.6 million for expansion capital expenditures and $0.5 million for maintenance capital expenditures related to discontinued investing activities.

•
For the nine months ended September 30, 2011, we spent $42.3 million for expansion capital expenditures and $9.4 million for maintenance capital expenditures related to continuing operations. Our expansion capital expenditures were made in connection with construction projects associated with our terminalling and sulfur services segments. Our maintenance capital expenditures were primarily made in our sulfur services segment for routine improvements on the facilities as well as marine transportation segment dry dockings of our vessels pursuant to the United States Coast Guard requirements.  For the nine months ended September 30,

2011, we spent $0.2 million for expansion capital expenditures and $0.7 million for maintenance capital expenditures related to discontinued investing activities.

With respect to continuing investing activities, we made contributions to unconsolidated entities for operations of $22.8 million and $31.8 million during the nine months ended September 30, 2012 and 2011, respectively.  We made initial investments in unconsolidated entities of $0.8 million and $59.3 million during the nine months ended September 30, 2012 and 2011, respectively.  Additionally, we received distributions from unconsolidated entities of $5.1 million and $0.4 million during the nine months ended September 30, 2012 and 2011, respectively.

With respect to discontinued investing activities, we made contributions to unconsolidated entities for operations of $3.1 million and $8.7 million during the nine months ended September 30, 2012 and 2011, respectively.  Additionally, we received distributions from unconsolidated entities of $0.4 million and $1.3 million during the nine months ended September 30, 2012 and 2011, respectively.

The net investment in unconsolidated entities includes $22.8 million and $31.8 million of expansion capital expenditures in the nine months ended September 30, 2012 and 2011, respectively.

With respect to discontinued operating activities, we received distributions in-kind from unconsolidated entities of $6.4 million and $9.0 million during the nine months ended September 30, 2012 and 2011, respectively.

For the nine months ended September 30, 2012, our financing activities consisted of cash distributions paid to common and subordinated unitholders of $58.3 million, payments of long term debt to financial lenders of $547.0 million, payments of notes payable and capital lease obligations of $6.5 million, borrowings of long-term debt under our credit facility of $349.0 million, payments of debt issuance costs of $0.2 million, proceeds from a public offering of $91.4 million, purchase of treasury stock of $0.2 million, funding from affiliate for contributions from Cardinal of $4.4 million, and general partner contributions of $1.9 million.

For the nine months ended September 30, 2011, our financing activities consisted of cash distributions paid to common and subordinated unitholders of $47.9 million, payments of long-term debt to financial lenders of $389.0 million, payments of notes payable and capital lease obligations of $0.8 million, borrowings of long-term debt under our credit facility of $456.0 million, excess purchase price over carrying value of acquired assets of $19.7 million, payments of debt issuance costs of $3.4 million, proceeds from a public offering of $70.3 million, purchase of treasury stock of $0.6 million, funding from affiliate for investments in Cardinal of $30.8 million and general partner contributions of $1.5 million.

Capital Resources

Historically, we have generally satisfied our working capital requirements and funded our capital expenditures with cash generated from operations and borrowings. We expect our primary sources of funds for short-term liquidity will be cash flows from operations and borrowings under our credit facility.

As of September 30, 2012, we had $256.2 million of outstanding indebtedness, consisting of outstanding borrowings of $173.3 million (net of unamortized discount) under our Senior Notes, $77.0 million under our revolving credit facility, and $5.9 million under capital lease obligations.

Total Contractual Cash Obligations.  A summary of our total contractual cash obligations as of September 30, 2012, is as follows (dollars in thousands):

	Payments due by period
Type of Obligation	Total Obligation	Less than One Year	1-3 Years	3-5 Years	Due Thereafter
Revolving credit facility	$77,000	$—	$—	$77,000	$—
Senior unsecured notes	173,312	—	—	—	173,312
Capital leases including current maturities	5,873	217	608	5,048	—
Non-competition agreements	100	50	50	—	—
Throughput commitment	49,938	4,384	9,981	10,632	24,941
Operating leases	47,201	9,979	24,103	7,379	5,740
Interest expense: ¹
Revolving credit facility	10,126	2,863	5,726	1,537	—
Senior unsecured notes	86,715	15,531	31,062	31,062	9,060
Capital leases	3,346	921	1,713	712	—
Total contractual cash obligations	$453,611	$33,945	$73,243	$133,370	$213,053

¹Interest commitments are estimated using our current interest rates for the respective credit agreements over their remaining terms.

Letter of Credit.  At September 30, 2012, we had outstanding irrevocable letters of credit in the amount of $0.1 million, which were issued under our revolving credit facility.

Off Balance Sheet Arrangements.  We do not have any off-balance sheet financing arrangements.

Description of Our Long-Term Debt

Senior Notes

We and Martin Midstream Finance Corp. (“FinCo”), a subsidiary of us (collectively, the “Issuers”), entered into (i) a Purchase Agreement, dated as of March 23, 2010 (the “Purchase Agreement”), by and among the Issuers, certain subsidiary guarantors (the “Guarantors”) and Wells Fargo Securities, LLC, RBC Capital Markets Corporation and UBS Securities LLC, as representatives of a group of initial purchasers (collectively, the “Initial Purchasers”), (ii) an Indenture, dated as of March 26, 2010 (the “Indenture”), among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and (iii) a Registration Rights Agreement, dated as of March 26, 2010 (the “Registration Rights Agreement”), among the Issuers, the Guarantors and the Initial Purchasers, in connection with a private placement to eligible purchasers of $200 million in aggregate principal amount of the Issuers' 8.875% senior unsecured notes due 2018 (the “Senior Notes”).  We completed the aforementioned Senior Notes offering on March 26, 2010 and received proceeds of approximately $197.2 million, after deducting initial purchaser discounts and the expenses of the private placement. The proceeds were primarily used to repay borrowings under our revolving credit facility.

In connection with the issuance of the Senior Notes, all “non-issuer” wholly-owned subsidiaries issued full, irrevocable, and unconditional guarantees of the Senior Notes.  We do not provide separate financial statements of the operating partnership because it has no independent assets or operations, the guarantees are full and unconditional, and our other subsidiary is minor.

Indenture

Interest and Maturity.  On March 26, 2010, the Issuers issued the Senior Notes pursuant to the Indenture in a transaction exempt from registration requirements under the Securities Act. The Senior Notes were resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act. The Senior Notes will mature on April 1, 2018. The interest payment dates are April 1 and October 1.

Optional Redemption.  Prior to April 1, 2013, the Issuers have the option on any one or more occasions to redeem up to 35% of the aggregate principal amount of the Senior Notes issued under the Indenture at a redemption price of 108.875% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date of the Senior Notes with the proceeds of certain equity offerings. Prior to April 1, 2014, the Issuers may on any one or more occasions redeem all or a part of the Senior

Notes at the redemption price equal to the sum of (i) the principal amount thereof, plus (ii) a make whole premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date. On or after April 1, 2014, the Issuers may on any one or more occasions redeem all or a part of the Senior Notes at redemption prices (expressed as percentages of principal amount) equal to 104.438% for the twelve-month period beginning on April 1, 2014, 102.219% for the 12-month period beginning on April 1, 2015 and 100.00% for the 12-month period beginning on April 1, 2016, and at any time thereafter, plus accrued and unpaid interest, if any, to the applicable redemption date on the Senior Notes.

On April 24, 2012 we notified the Trustee of our intention to exercise a partial redemption of the our Senior Notes pursuant to the Indenture.  On May 24, 2012, we redeemed $25.0 million of the Senior Notes from various holders using proceeds of our January 2012 follow-on equity offering, which in the interim were used to pay down amounts outstanding under our revolving credit facility.

Certain Covenants.  The Indenture restricts our ability and the ability of certain of our subsidiaries to: (i) sell assets including equity interests in its subsidiaries; (ii) pay distributions on, redeem or repurchase its units or redeem or repurchase its subordinated debt; (iii) make investments; (iv) incur or guarantee additional indebtedness or issue preferred units; (v) create or incur certain liens; (vi) enter into agreements that restrict distributions or other payments from its restricted subsidiaries to us; (vii) consolidate, merge or transfer all or substantially all of its assets; (viii) engage in transactions with affiliates; (ix) create unrestricted subsidiaries; (x) enter into sale and leaseback transactions; or (xi) engage in certain business activities. These covenants are subject to a number of important exceptions and qualifications. If the Senior Notes achieve an investment grade rating from each of Moody's Investors Service, Inc. and Standard & Poor's Ratings Services and no Default (as defined in the Indenture) has occurred and is continuing, many of these covenants will terminate.

Events of Default.  The Indenture provides that each of the following is an Event of Default: (i) default for 30 days in the payment when due of interest on the Senior Notes; (ii) default in payment when due of the principal of, or premium, if any, on the Senior Notes; (iii) our failure to comply with certain covenants relating to asset sales, repurchases of the Senior Notes upon a change of control and mergers or consolidations; (iv) our failure, for 180 days after notice, to comply with its reporting obligations under the Securities Exchange Act of 1934; (v) our failure, for 60 days after notice, to comply with any of the other agreements in the Indenture; (vi) default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by us or any of our restricted subsidiaries, whether such indebtedness or guarantee now exists or is created after the date of the Indenture, if such default: (a) is caused by a payment default; or (b) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $20 million or more, subject to a cure provision; (vii) our or any of our restricted subsidiaries failure to pay final judgments aggregating in excess of $20 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the Indenture, any subsidiary guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force or effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under its subsidiary guarantee; and (ix) certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Issuers or any of our restricted subsidiaries that is a significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary of us. Upon a continuing Event of Default, the Trustee, by notice to the Issuers, or the holders of at least 25% in principal amount of the then outstanding Senior Notes, by notice to the Issuers and the Trustee, may declare the Senior Notes immediately due and payable, except that an Event of Default resulting from entry into a bankruptcy, insolvency or reorganization with respect to the Issuers, any restricted subsidiary of us that is a significant subsidiary or any group of its restricted subsidiaries that, taken together, would constitute a significant subsidiary of us, will automatically cause the Senior Notes to become due and payable.

Registration Rights Agreement.   Under the Registration Rights Agreement, the Issuers and the Guarantors filed with the SEC a registration statement to exchange the Senior Notes for substantially identical notes that are registered under the Securities Act.   We exchanged the Senior Notes for registered 8.875% senior unsecured notes due April 2018.

Credit Facility

On November 10, 2005, we entered into a $225.0 million multi-bank credit facility, which has subsequently been amended, including most recently on September 7, 2011, when we amended our credit facility to, (1) increase the maximum amount of investments made in permitted joint ventures to $50.0 million, and (2) increase the maximum amount of investments made in Redbird and Cardinal to $120.0 million.  Effective May 10, 2012, we increased the maximum amount of borrowings and letters of credit available under our revolving credit facility from $375.0 million to $400.0 million.

As of September 30, 2012, we had approximately $77.0 million outstanding under the revolving credit facility and $0.1 million of letters of credit issued, leaving approximately $322.9 million available under our credit facility for future revolving credit borrowings and letters of credit.

The revolving credit facility is used for ongoing working capital needs and general partnership purposes, and to finance permitted investments, acquisitions and capital expenditures.   During the current fiscal year, draws on our credit facility have ranged from a low of $35.0 million to a high of $309.0 million.

The credit facility is guaranteed by substantially all of our subsidiaries. Obligations under the credit facility are secured by first priority liens on substantially all of our assets and those of the guarantors, including, without limitation, inventory, accounts receivable, bank accounts, marine vessels, equipment, fixed assets and the interests in our subsidiaries and certain of our equity method investees.

We may prepay all amounts outstanding under the credit facility at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements.  The credit facility requires mandatory prepayments of amounts outstanding thereunder with the net proceeds of certain asset sales, equity issuances and debt incurrences.  We used the proceeds from our disposition of the Prism Assets to pay down outstanding indebtedness.

Indebtedness under the credit facility bears interest, at our option, at the Eurodollar Rate (the British Bankers Association LIBOR Rate) plus an applicable margin or the Base Rate (the highest of the Federal Funds Rate plus 0.50%, the 30-day Eurodollar Rate plus 1.0%, or the administrative agent's prime rate) plus an applicable margin. We pay a per annum fee on all letters of credit issued under the credit facility, and we pay a commitment fee which ranges from 0.375% to 0.50% per annum on the unused revolving credit availability under the credit facility. The letter of credit fee and the applicable margins for our interest rate vary quarterly based on our leverage ratio (as defined in the new credit facility, being generally computed as the ratio of total funded debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges) and are as follows:

Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans	Letters of Credit
Less than 2.25 to 1.00	1.00%	2.00%	2.00%
Greater than or equal to 2.25 to 1.00 and less than 3.00 to 1.00	1.25%	2.25%	2.25%
Greater than or equal to 3.00 to 1.00 and less than 3.50 to 1.00	1.50%	2.50%	2.50%
Greater than or equal to 3.50 to 1.00 and less than 4.00 to 1.00	1.75%	2.75%	2.75%
Greater than or equal to 4.00 to 1.00 and less than 4.50 to 1.00	2.00%	3.00%	3.00%
Greater than or equal to 4.50 to 1.00	2.25%	3.25%	3.25%

The applicable margin for existing LIBOR borrowings is 3.00%.  Effective October 1, 2012, the applicable margin for existing LIBOR borrowings remained at 3.00%.  Effective January 1, 2013, the applicable margin for existing LIBOR borrowings will decrease to 2.25%.

The credit facility includes financial covenants that are tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter.  The maximum permitted leverage ratio is 5.00 to 1.00.  The maximum permitted senior leverage ratio (as defined in the new credit facility, but generally computed as the ratio of total secured funded debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges) is 3.25 to 1.00.  The minimum consolidated interest coverage ratio (as defined in the new credit facility, but generally computed as the ratio of consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges to consolidated interest charges) is 2.75 to 1.00.

In addition, the credit facility contains various covenants that, among other restrictions, limit our and our subsidiaries' ability to:

•	grant or assume liens;

•	make investments (including investments in our joint ventures) and acquisitions;

•	enter into certain types of hedging agreements;

•	incur or assume indebtedness;

•	sell, transfer, assign or convey assets;

•
repurchase our equity, make distributions and certain other restricted payments, but the credit facility permits us to make quarterly distributions to unitholders so long as no default or event of default exists under the credit facility;

•	change the nature of our business;

•	engage in transactions with affiliates;

•	enter into certain burdensome agreements;

•	make certain amendments to the omnibus agreement and our material agreements;

•	make capital expenditures; and

•	permit our joint ventures to incur indebtedness or grant certain liens.

Each of the following will be an event of default under the credit facility:

•	failure to pay any principal, interest, fees, expenses or other amounts when due;

•	failure to meet the quarterly financial covenants;

•	failure to observe any other agreement, obligation, or covenant in the credit facility or any related loan document, subject to cure periods for certain failures;

•	the failure of any representation or warranty to be materially true and correct when made;

•	our or any of our subsidiaries' default under other indebtedness that exceeds a threshold amount;

•	bankruptcy or other insolvency events involving us or any of our subsidiaries;

•	judgments against us or any of our subsidiaries, in excess of a threshold amount;

•	certain ERISA events involving us or any of our subsidiaries, in excess of a threshold amount;

•	a change in control (as defined in the credit facility);

•	the termination of any material agreement or certain other events with respect to material agreements;

•	the invalidity of any of the loan documents or the failure of any of the collateral documents to create a lien on the collateral; and

•	any of our joint ventures incurs debt or liens in excess of a threshold amount.

The credit facility also contains certain default provisions relating to Martin Resource Management. If Martin Resource Management no longer controls our general partner, or if Ruben Martin is not the chief executive officer of our general partner and a successor acceptable to the administrative agent and lenders providing more than 50% of the commitments under our credit facility is not appointed, the lenders under our credit facility may declare all amounts outstanding thereunder immediately due and payable. In addition, either a bankruptcy event with respect to Martin Resource Management or a judgment with respect to Martin Resource Management could independently result in an event of default under our credit facility if it is deemed to have a material adverse effect on us.

If an event of default relating to bankruptcy or other insolvency events occurs with respect to us or any of our subsidiaries, all indebtedness under our credit facility will immediately become due and payable. If any other event of default exists under our credit facility, the lenders may terminate their commitments to lend us money, accelerate the maturity of the indebtedness outstanding under the credit facility and exercise other rights and remedies. In addition, if any event of default exists under our credit facility, the lenders may commence foreclosure or other actions against the collateral.  Any event of default and corresponding acceleration of outstanding balances under our credit facility could require us to refinance such indebtedness on unfavorable terms and would have a material adverse effect on our financial condition and results of operations as well as our ability to make distributions to unitholders.

If any default occurs under our credit facility, or if we are unable to make any of the representations and warranties in the credit facility, we will be unable to borrow funds or have letters of credit issued under our credit facility.

As of November 5, 2012, our outstanding indebtedness includes $355.0 million under our credit facility.

We are subject to interest rate risk on our credit facility and may enter into interest rate swaps to reduce this risk.

Effective September 2010, we entered into an interest rate swap that swapped $40 million of fixed rate to floating rate.  The floating rate cost is the applicable three-month LIBOR rate.  This interest rate swap was not accounted for using hedge accounting. This swap was scheduled to mature in April 2018, but was terminated in August 2011.

Effective September 2010, we entered into an interest rate swap that swapped $60 million of fixed rate to floating rate.  The floating rate cost is the applicable three-month LIBOR rate.  This interest rate swap was not accounted for using hedge accounting. This swap was scheduled to mature in April 2018, but was terminated in August 2011.

Seasonality

A substantial portion of our revenues are dependent on sales prices of products, particularly NGLs and fertilizers, which fluctuate in part based on winter and spring weather conditions. The demand for NGLs is strongest during the winter heating season. The demand for fertilizers is strongest during the early spring planting season. However, our terminalling and storage and marine transportation businesses and the molten sulfur business are typically not impacted by seasonal fluctuations. We expect to derive a majority of our net income from our terminalling and storage, sulfur and marine transportation businesses. Therefore, we do not expect that our overall net income will be impacted by seasonality factors.  However, extraordinary weather events, such as hurricanes, have in the past, and could in the future, impact our terminalling and storage and marine transportation businesses.

Impact of Inflation

Inflation did not have a material impact on our results of operations for the three and nine months ended September 30, 2012 and 2011.  Although the impact of inflation has been insignificant in recent years, it is still a factor in the United States economy and may increase the cost to acquire or replace property, plant and equipment. It may also increase the costs of labor and supplies.  In the future, increasing energy prices could adversely affect our results of operations. Diesel fuel, natural gas, chemicals and other supplies are recorded in operating expenses.  An increase in price of these products would increase our operating expenses which could adversely affect net income. We cannot provide assurance that we will be able to pass along increased operating expenses to our customers.

Environmental Matters

Our operations are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdictions in which these operations are conducted. We incurred no material environmental costs, liabilities or expenditures to mitigate or eliminate environmental contamination during the three and nine months ended September 30, 2012 or 2011.